                                                                    Exhibit 99.4

This presentation is neither an offer to purchase nor a solicitation of an offer to sell shares of ORATEC. At the time a subsidiary of Smith & Nephew commences its offer, it will file a Tender Offer Statement with the Securities and Exchange Commission and ORATEC will file a Solicitation/Recommendation Statement with respect to the offer. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. The offer to purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement will be made available to all stockholders of ORATEC, at no expense to them. The Tender Offer Statement (including the Offer to Purchase, the related Letter of Transmittal and all other offer documents filed with the Commission) and the Solicitation/Recommendation Statement will also be available for free at the Commission's Web site at www.sec.gov

             1      TRANSCRIPT OF INTERNET BROADCAST OF SMITH &

             2     NEPHEW'S CONFERENCE CALL ON THE ACQUISTION OF

             3               ORATEC INTERVENTIONS, INC.

             4

             5               THURSDAY, FEBRUARY 14, 2002

             6                      9:00 A.M. GMT

             7

             8

             9    HOSTED BY:  MR. CHRISTOPHER O'DONNELL,

            10                MR. PETER HOOLEY,

            11                MR. RON SPARKS.

            12

            13

            14

            15

            16

            17

            18

            19

            20

            21

            22

             1         THE MODERATOR:  Good day, everyone, and

             2    welcome to the Smith & Nephew conference call.

             3               Hosting the call today will be

             4    Mr. Chris O'Donnell, Smith & Nephew's chief

             5    executive, Mr. Peter Hooley, finance director,

             6    and Mr. Ron Sparks, president of Smith & Nephew

             7    Endoscopic.

             8               At this time, I would now like to

             9    turn the conference over to Mr. O'Donnell.

            10               Please proceed, sir.

            11         MR. O'DONNELL:  Good morning, everybody, at

            12    varying times in the morning, particularly for

            13    those who are joining us from the United States.

            14               We have to say we are a little bit

            15    sorry about the timing of this.  We were trying

            16    to get it all done and dusted for some time last

            17    night, but negotiations sometimes take a little

            18    bit more time to complete and they were actually

            19    completed in the middle the night U.K. time.

            20               We are making this call today to

            21    announce the acquisition of ORATEC

            22    Interventions, Inc., for the offer for

            23    acquisition by Smith & Nephew.

            24               It is being web cast.  The web cast

             1    is manually driven, so anybody watching using

             2    the web cast will need to turn to the next page.

             3               So, first of all, we are announcing

             4    our tender offer which is valued in total at

             5    $310 million, $12.50 a share for ORATEC.

             6               We are very pleased with this

             7    proposal.  It has major advantages for our

             8    Smith & Nephew endoscopy division.  It gives a

             9    leadership position in radio frequency in

            10    arthroscopy, a new position in the emerging

            11    minimally invasive spine market, strong

            12    potential using this technology for other

            13    endoscopic procedures, substantial global

            14    distribution leverage opportunities, and,

            15    significantly, integration benefits. It will be

            16    earnings enhancing pre good will in its first

            17    full year.

            18               So we are delighted by this, and this

            19    acquisition has been led by our endoscopy

            20    division.  I'm delighted that Ron Sparks is now

            21    able to join us to tell you more about it.

            22               Please turn to the next slide.  Ron?

            23         MR. SPARKS:  Thank you very much, Chris,

            24    and good morning, everyone.

             1               This is Ron Sparks speaking and,

             2    first of all, I'd like to start off by telling

             3    you a little bit about -- or reminding you

             4    really about Smith & Nephew Endoscopy and who we

             5    are.

             6               Smith & Nephew Endoscopy, as many of

             7    you know, is the world's only comprehensive

             8    technology company as it relates to endoscopy.

             9    In fact, we are the only business that has all

            10    of the key technologies under one roof --

            11    access, visualization, resection, and repair.

            12               And by "repair," we mean soft tissue

            13    repair.

            14               Furthermore, I think that many of you

            15    also know that we have a very strong focus from

            16    a strategic point of view on bringing new

            17    technique to market, and I think that our

            18    arthroscopy leadership position has been built

            19    on that.

            20               Also, we are very much a leader in

            21    the vascular surgery market as it relates to

            22    endoscopy and have brought very leading edge and

            23    innovative techniques to the market in specialty

            24    abdominal products, with products like HandPort,

             1    all of this backed up with a very strong product

             2    line.

             3               In fact, many of you that are on this

             4    call, I invite you to visit our digital

             5    operating room, which we refer to as Digital OR,

             6    at the Academy of Orthopedic Surgery.  We have a

             7    very leading edge program there to give all

             8    endoscopic surgeons, regardless of their

             9    specialty, the ability to get up and running in

            10    the OR very quickly and easily.

            11               In 2001 we had a sales growth of 14

            12    percent, and I think on the slide that you all

            13    have you can see both our market position in the

            14    $5 billion endoscopic market as well as our

            15    leadership position which is very strong in the

            16    global arthroscopy market.

            17               Next slide, please.

            18               ORATEC Interventions is a very

            19    exciting opportunity for us strategically and

            20    strategically important, I might add.

            21               I think ORATEC, as you can see on the

            22    next slide, has a very focused arthroscopic and

            23    spine product line.  It has turnover of revenues

            24    of about 48 million in 2001.

             1               The products themselves have a very

             2    unique feature in their temperature-controlled

             3    feedback system which is used in capsulorraphy

             4    in the arthroscopic segment.  Also that's backed

             5    by some very strong intellectual property.

             6               They definitely are the innovator in

             7    the tissue shrinkage area, again which we refer

             8    to as capsulorraphy, and you can see that they

             9    have a leadership position in the arthroscopic

            10    radio frequency marketplace.

            11               Next slide, please.

            12               Also I think that one of the reasons

            13    that ORATEC is very strategically important to


            14    Smith & Nephew is that they bring to the

            15    marketplace a minimally invasive spinal

            16    procedure.

            17               We have a very strong interest in

            18    spine and more particularly a strong interest in

            19    the emerging spinal market, and the emerging

            20    spinal market is typified by the endoscopic

            21    approach or minimally invasive approach to the

            22    spine.

            23               This is one of the fastest growing

            24    segments -- in fact, probably the fastest

             1    growing -- of the spinal market.

             2               ORATEC offers a SpineCATH or

             3    IntraDiscal ElectroThermal Therapy product,

             4    which, in fact, holds the largest market share

             5    in the minimally invasive spinal area.  This

             6    particular product uses heat to modify tissue in

             7    the disk wall, which then reduces pain

             8    significantly for the patient.

             9               And I think that, again, one of the

            10    very strong features that ORATEC offers Smith &

            11    Nephew is a direct spinal sales force in this

            12    particular area.  We can use that and add that

            13    to our current endoscopic power in arthroscopy,

            14    vascular, as well as the specialty abdominal

            15    area.

            16               Also it's important to point out that

            17    Smith & Nephew will continue to put a lot of

            18    emphasis and strength behind the clinical

            19    program which is needed to drive reimbursement

            20    of that particular product.

            21               Next slide, please.

            22               Also I think that what occurs when

            23    ORATEC is merged into Smith & Nephew is a very

            24    strong picture as it relates to synergies.  A

             1    lot of very powerful synergies accrue to Smith &

             2    Nephew, certainly from a financial point of

             3    view, but also from a strategic point of view.

             4               The very first one in the area of

             5    technology is that when we are finished with

             6    this you will have -- or Smith & Nephew will

             7    definitely have one of the broadest RF

             8    technology portfolios in the world.

             9               I think that the strength of ORATEC

            10    in some very strong areas like capsulorraphy and

            11    spine combined with Smith & Nephew's own radio

            12    frequency energy programs will put together the

            13    broadest portfolio certainly as a technology

            14    point of view in the medical device industry.

            15               On the synergy side as well in the

            16    sales area, obviously Smith & Nephew's strength

            17    in arthroscopy is the number one sales force in

            18    the world by a factor of two.  And putting

            19    ORATEC Interventions together with Smith &

            20    Nephew gives immediate strength to their

            21    arthroscopic product offering, and then, of

            22    course, we add to that, as I mentioned earlier,

            23    specialty spinal strength in our selling

            24    capability in the marketplace which we will use

             1    to leverage future growth, both in IDET as well

             2    as in new techniques that we offer in the spine.

             3               On the operations side, Smith &

             4    Nephew, as many of you know, already produces a

             5    number of electronic-type products.  The

             6    electronic assembly is something we currently do

             7    in many of our products, and so this is a very,

             8    very synergistic sort of merger between our two

             9    businesses where we can pick up our strength in

            10    those areas and apply them to ORATEC and get

            11    very numerous financial benefits from economies

            12    of scale putting together our leading position

            13    in cost, quality, and service.

            14               Finally on that slide, our ability to

            15    bring new techniques to the market is

            16    significantly enhanced with this particular

            17    acquisition, and we can expand our product

            18    offering very quickly into other areas of

            19    endoscopy.

            20               Next slide, please.

            21               Expanding specifically on the

            22    technology area, as I mentioned earlier, we were

            23    really the only company in the world to offer RF

            24    cutting, ablation, shrinkage.  We have a very

             1    important and powerful mechanical resection

             2    product which combines mechanical resection and

             3    radio frequency in a bipolar format which will

             4    be launched very soon.

             5               And, again, that product can be seen

             6    currently at the Academy of Orthopedic Surgery.

             7               We will be the only company providing

             8    temperature control with feedback.  Also this

             9    acquisition gives us a very broad generator

            10    knowledge base which can be used with all of the

            11    products we have within the Smith & Nephew

            12    family.

            13               It will put us very quickly in the

            14    number one position in minimally invasive spine

            15    procedures.  It offers a complete line of

            16    arthroscopy tips as well as our ability to

            17    transfer the catheter technology necessary into

            18    new techniques and specialties, particularly as

            19    it relates to the spine.

            20               Finally, I think that it's important

            21    to note that it will give us the position to be

            22    first in the market with central and voice

            23    control on radio frequency products.

            24               Next slide, please.

             1               On the sales synergy side, to expand

             2    on that, I think that this particular

             3    acquisition gives us the most comprehensive --

             4    or makes us the most comprehensive radio

             5    frequency energy technology supplier in the

             6    world.

             7               No one else can cover this area like

             8    we can, and certainly the technologies put us in

             9    a position to draw in a way that no one else

            10    has.

            11               Obviously, as we mentioned earlier,

            12    our world's largest arthroscopy sales

            13    organization is a great opportunity for the

            14    ORATEC product line as well as our experienced

            15    direct U.S. sales organization for spine, which,

            16    of course, accrues to us through this

            17    acquisition.

            18               We become through, again, this

            19    acquisition as well as our own strength in the

            20    area of training surgeons and doing teaching in

            21    that area the leader in surgeon training, both

            22    in arthroscopy spine as well as endoscopy.

            23               And as you can see here, we will use

            24    our position in the eFast programs, which is a

             1    web-based financing system, in order to bring

             2    ORATEC product to the market.

             3               And then finally we have a very

             4    comprehensive training capability, including

             5    web-based training which will brought to bear.

             6               Next slide please.

             7               As you can see here, our

             8    consolidation synergies which we refer to, again

             9    as we talked before, we not only have the best

            10    and broadest portfolio to relate to RF

            11    technology, but it gives us the opportunity of

            12    combining Smith & Nephew's research and

            13    development capability in this areas with ORATEC

            14    to create the world's best RF and

            15    electromechanical endoscopic team in the

            16    research and development area.

            17               Also we have significant economies of

            18    scale in marketing expenditures -- in both

            19    marketing expenditures as well as in the sales

            20    area, so that those economies of scale quickly

            21    accrue to Smith & Nephew.

            22               We do operate currently a world class

            23    capital equipment assembly and quality control

            24    area which will be brought to bear as it relates

             1    to ORATEC, and then I think that our position as

             2    a superior quality and cost management company

             3    as well as the number one global service company

             4    as it relates to, again, this area for strength

             5    in arthroscopy as well as the broader endoscopic

             6    market will be brought to bear in this area.

             7               I think that it's important to point

             8    out that we do have a very comprehensive

             9    post-acquisition plan which will be executed

            10    immediately.

            11               And that is the end of my

            12    presentation and I do appreciate you all coming

            13    on so early if you are in the United States and

            14    certainly good morning to everybody in the

            15    United Kingdom and I'd like to turn the

            16    presentation over to Mr. Peter Hooley, who will

            17    help you through some of the numbers.

            18               Thank you very much.

            19         MR. HOOLEY:  Thank you, Ron.  Turn over to

            20    the slide headed "Cost of Acquisition."

            21               The acquisition is being effected by

            22    a recommended cash tender offer that is

            23    comprising 291 million for outstanding shares

            24    and 19 million for the outstandings options.

             1               The directors of ORATEC have agreed

             2    to tender their shares representing 13 percent

             3    of the equity, and the tender is being made no

             4    later than the 25th of February and is aiming to

             5    close come the end of March or the beginning of

             6    April.

             7               Scott is the only material external

             8    condition and is on an accelerated 15-day

             9    timetable, and you can see that the company

            10    comes with 52 million of cash in short-term

            11    investments, which basically gives a net 258,

            12    which you'll see in the announcement.

            13               The transactions costs, both ours and

            14    ORATEC Advisors, as Ron says, there is an

            15    immediate integration plan which we estimate

            16    will cost something like 12 million to put into

            17    effect.

            18               If you turn over to the slide, this

            19    slide gives a pro forma indication of ORATEC as

            20    if it had been acquired for the whole of 2001.

            21    It is purely illustrative to aid in


            22    understanding.

            23               It starts with their reported 48

            24    million and an operating loss of 2 million in

             1    2001.

             2               You've heard we have a comprehensive

             3    integration plan.  In the first four years

             4    integration benefits are assessed with the

             5    overall of $11 million.  This, as you can see,

             6    gives an EBITDA positive of 9 million.

             7               Interest at 4 percent on 281 comes

             8    out at 11 million, and thus you can see it will

             9    be marginally diluted in 2002.

            10               ORATEC starts to become accretive in

            11    2003.  Our sales growth accelerates.  This

            12    accretion will come through both on the group

            13    top line to margins and to EPS.

            14               We are targeting sales growth of

            15    something on the order of 10 percent in 2002 and

            16    25 percent in 2003 as Smith & Nephew Endoscopy

            17    picks up their arthro distribution both in the

            18    United States and outside the United States.

            19               This figure or these accretion

            20    figures are before the benefits of utilizing

            21    ORATEC's tax losses worth in cash terms around

            22    about 5 million per annum.  This is equivalent

            23    to something like 2 percent of accretion in

            24    economic terms and unfortunately doesn't come

             1    through in accounting terms with the way

             2    accounting works.

             3               Finally, just to say the figure are

             4    before amortization.  That's about 12 million

             5    per annum.

             6               We are financing the acquisition of

             7    ORATEC out of existing committed bank

             8    facilities, and this will take our debt up by

             9    Sterling 200 million to something like 450

            10    million today. It stills leaves us with plenty

            11    of debt capacity, and the interest cover is only

            12    11 times.

            13               With that, I'll pass it back to

            14    Chris.

            15         MR. O'DONNELL:  Okay.  Thank you, Peter.

            16    Thank you, Ron.

            17               We are very, very pleased with this

            18    acquisition.  It's an excellent strategic fit

            19    for our endoscopy business.  It is very strong

            20    technologically, and we are pleased that we can

            21    deliver both shorter term and longer term

            22    synergy benefits to drive the earnings growth.

            23               The timetable going forward is that

            24    by February 25th or earlier we will actually

             1    formally commence the tender offer for all of

             2    ORATEC'S common stock, which is quoted on

             3    Nasdaq, and this is expected to close in late

             4    March or possibly early April of this year.

             5               So hopefully we will get

             6    approximately three quarters of sales of ORATEC

             7    into our books in 2002.

             8               With that, I'd like to turn the

             9    presentation over to questions.

            10               John, if you would give the necessary

            11    instructions, please.

            12         THE MODERATOR:  Thank you, sir.

            13               Ladies and gentlemen, if you'd like

            14    to register a question for today's conference,

            15    please press star follow by 1 on your telephone

            16    keypads now.

            17               If you would like to withdraw your

            18    registration, please press star followed by 2.

            19               If you are on a speakerphone, could

            20    you please pick up your handset before entering

            21    your request.

            22               One moment, please, for the first

            23    question.

            24               Our first question comes from

             1    Mr. Martin Hall from HSBC.

             2               Please proceed, sir.

             3               MR. HALL:  Hello, gentlemen.  I've

             4    got three or four questions, if I may.

             5               Firstly, what was the sales growth in

             6    2001 over 2000?

             7               Secondly, I've assumed that most of

             8    the sales are being made in the United States.

             9    How long will it be before you can roll out

            10    these two products into the rest of the world's

            11    markets?

            12               And could you give some better

            13    explanation of the integration costs?

            14               When I look through the accounts now

            15    for the last four years, we keep getting this

            16    recurring integration costs for the group, and

            17    I'd like to know a little bit more about where

            18    these costs are going.

            19               I assume that you want to keep most

            20    of the staff here and, therefore, 11 million

            21    seems a very high number.

            22               And also, finally, does this move --

            23    it's a relatively large move for you, Chris.

            24               Does this now limit any further moves

             1    without recourse to shareholders for the rest of

             2    the year?

             3         MR. O'DONNELL:  Let me deal with the

             4    first -- the last one first, Martin.

             5               No.  First of all, this is a bigger

             6    move than we have made in the past.  We regard

             7    this as a medium-sized acquisition in financial

             8    terms.

             9               As Peter indicated, we still have a

            10    considerable borrowing reserve as far as our

            11    ability to do further transactions this year

            12    without recourse to share capital.

            13               I'm going to ask Ron to comment on

            14    rollout timing globally, and I'm going to ask

            15    Peter to comment on the 2001 over 2000 sales.

            16               With regard to the integration costs,

            17    Martin, we have been -- we set out to manage the

            18    portfolio very, very actively, and we have seen

            19    both integration and divestment costs, runoff

            20    costs, taken to the P&L, but that's a

            21    consequence of having an active portfolio

            22    stance.

            23               And I think the shareholders have

            24    certainly seen the value arising from that.

             1    Hopefully they will see the value arising from

             2    this.

             3               There are some costs principally

             4    arising in the U.S. that will relate to the

             5    integration.  We don't plan to go into details

             6    of those until such time as the tender offer is

             7    through and we are in a position to talk to

             8    everybody on a known issue basis.

             9               Ron, can you talk about rollout,

            10    please?

            11         MR. SPARKS:  Sure.  Yes, Martin, I think

            12    that it's a great question because one of the

            13    very significant benefits to us that's obvious

            14    when you look at this business and all of its

            15    businesses -- really, I mean, a small portion of

            16    this business is outside the United States

            17    currently.

            18               So Smith & Nephew's strength in the

            19    global marketplace is very strong.  In fact, I

            20    would say that particularly in the endoscopy

            21    business we have probably the strongest strength

            22    or the strongest capability in a global sense

            23    compared to some of our competitors so we are

            24    able to take the ORATEC product line into many

             1    markets where it's not today.

             2               Our plans start off relatively

             3    modestly particularly in 2002, but we do see

             4    very significant growth in the marketplaces

             5    outside the United States beginning in 2003.

             6    And those, of course, would be focus markets in

             7    the major markets of the world like the United

             8    Kingdom, Germany, France, Italy, for example, as

             9    well as Japan and the Asian market.

            10               And our ability to bring product into

            11    those markets is very good, and so I think that

            12    the shareholder will see benefits from that in a

            13    very short period of time.

            14         MR. O'DONNELL:  Okay.  Thank you, Ron.

            15               Peter?

            16         MR. HOOLEY:  Sales growth 2001 over 2000,

            17    sales declined 3 percent.  The arthroscopy

            18    business grew strongly at 11 percent, and the

            19    spinal business was constrained by

            20    reimbursement, as I said in the announcement.

            21         MR. O'DONNELL:  Okay, Martin?

            22         MR. HALL:  Thank you, Peter.

            23         THE MODERATOR:  Our next question come from

            24    Mr. Michael Youngling from Merrill Lynch.

             1               Please proceed, sir.

             2         MR. YOUNGLING:  Good morning.  Just one

             3    question in relation to the spinal business of

             4    ORATEC.

             5               I was looking at the quarterly sales

             6    figures for 2001, and it appears we have had

             7    sort of slowing sales growth from 6.2 million in

             8    Q1 moving down to 4.8 million in Q4.

             9               It seems that's sort of -- that sales

            10    are slowing; and as you pointed out, I think

            11    it's because of the lack of sort of formal

            12    reimbursement from third-party payers.

            13               Can you give us an indication as to

            14    why you expect sales growth to accelerate in

            15    2003?

            16         MR. O'DONNELL:  Right.  Ron, would you like

            17    to deal this with very important question?

            18         MR. SPARKS:  Sure.  Thank you for that

            19    question, Michael.  I think that what we have

            20    done is spent a lot of time and energy -- when

            21    we looked at this acquisition, spent a lot of

            22    time and energy on their reimbursement position.

            23               And we believe that the clinical

            24    trial program that is currently under way is

             1    very strong.  It's very well-organized and will

             2    put us in the position that all of the payers

             3    have asked for.  They have been very specific

             4    about their demands and requests.  They say,

             5    "Look.  You've got to provide clinical data that

             6    gives us what we need to prove that patients

             7    need this particular method of care," and that

             8    has been done.  It's under way.

             9               I believe -- we believe in all of our

            10    work that it's going to show certainly the

            11    third-party payers that this is a modality that

            12    the patients need and will be very successful.

            13               So that is very much under way, and

            14    we do look for that information to be in the

            15    marketplace, you know, within the next year or

            16    two to a position where this product line will

            17    grow very well.

            18               Also, one of the strengths that we do

            19    have as a company is our ability to get

            20    reimbursement not just in the United States, but

            21    right around the globe, so that also will

            22    benefit the sales growth line.

            23         MR. YOUNGLING:  Just quickly, which study

            24    are you -- what evidence are you waiting for?

             1    What is the critical date which we as investors

             2    or analysts should be hoping for to see perhaps

             3    some positive news in relationship to a better

             4    reimbursement environment for IDET?

             5         MR. SPARKS:  I think that you will see some

             6    information this year -- this year being 2002 --

             7    and you will also see the benefit of a study in

             8    2003.  These will be published in peer review

             9    journals, which is exactly what the payers have

            10    asked for, and you'll see some of that

            11    information both 2002 and 2003.

            12               So it won't be that long -- certainly

            13    before the end of the year -- that you'll be

            14    able to put your finger on the information and

            15    understand exactly what it tells you.

            16         MR. YOUNGLING:  Okay.  Thank you.

            17         THE MODERATOR:  Our next question comes

            18    from Mr. Alex Evans from Deutsche Bank.

            19               Please proceed, sir.

            20         MR. EVANS:  Good morning.  Just a quick

            21    question.

            22               I think you said the RF arthroscopy

            23    market was $122 million in size.

            24               I was just wondering what the growth

             1    rate of that has been in recent years and also

             2    what you see as sort of the potential for risk

             3    in four or five years time.

             4         MR. O'DONNELL:   I think, Alex, the

             5    spine -- the RF spine market -- sorry, the

             6    minimally invasive spine market is about 120

             7    million.  I'm not sure we have given a number

             8    for the RF arthroscopy market, but perhaps I can

             9    just turn this over to Ron to give a view of

            10    both of these areas.

            11         MR. SPARKS:  I think that we did give in

            12    our chart, which basically was labeled ORATEC in

            13    the very beginning, Chris, a view of the

            14    arthroscopy market in radio frequency of 122

            15    million.

            16               The growth rates in this market are

            17    in the middle teens at the current time,

            18    certainly significantly ahead of some of the

            19    more traditional product areas; say, in

            20    arthroscopy as it relates to the cutting, like

            21    rotary mechanical cutting; probably twice that.

            22               And we believe that the growth rates

            23    going out into the future will continue to be at

            24    least twice what we have seen in the shaver and

             1    blade business in this particular area.

             2               The reason for that is that there is

             3    a lot of penetration yet to come in using radio

             4    frequency energy both in capsulorraphy as well

             5    as in cutting and ablation as it becomes more

             6    and more popular with surgeons around the world.

             7         MR. EVANS:  Thanks.

             8         THE MODERATOR:  Our next question comes

             9    from Mr. Peter Lange from S.G. Callen.

            10               Please proceed, sir.

            11         MR. LANGE:  My question has been answered.

            12    Thank you.

            13         THE MODERATOR:  Our next question comes

            14    from Mr. Hans Ostrom from Goldman Sachs.

            15               Please proceed, sir.

            16         MR. OSTROM:  Good morning, gentlemen, and I

            17    had a couple of questions.

            18               First of all, regarding the RF

            19    technology that you already have within the

            20    arthroscopy field, how does the ORATEC

            21    technology complement that or does it actually

            22    help the technology that you have in-house

            23    already?

            24               And, secondly, could you shed some

             1    more light on the cost savings that you are

             2    expecting of 11 million?  What does this

             3    actually represent, if it had office closures of

             4    ORATEC, or are there other issues involved there

             5    as well?

             6         MR. O'DONNELL:  Ron, would you like to pick

             7    up these two questions with regard to RF and

             8    give some indications of how we think we can

             9    leverage the business?

            10         MR. SPARKS:  Yes, I'll tackle them in

            11    order.

            12               First of all, it's a very

            13    complementary line to our current radio

            14    frequency energy program.  Basically, our

            15    bipolar energy tips will be able to work with

            16    the current ORATEC generator product so that we

            17    can quickly take our tip designs, which are very

            18    popular with the surgeon -- certainly becoming

            19    popular with the surgeon, I should say, because

            20    they're relatively new in the  marketplace, and

            21    it offers them the opportunity to use them with

            22    the ORATEC generator; plus we can combine that

            23    with a number of ORATEC products in the same

            24    area.

             1               As it relates to -- the other thing

             2    that I think it's important to point out there

             3    is it gives us both the -- gives the surgeon/

             4    client the choice of having another generator

             5    like an ORATEC generator or the face place that

             6    we offer which can convert a standard radio

             7    frequency generator that they would have

             8    everyday for doing surgery -- just making simple

             9    incisions, we can convert that to a bipolar

            10    product as well.

            11               So they can go whichever direction

            12    they want and satisfy their needs, so in that

            13    respect it's very complementary.

            14               As far as the integration program and

            15    some of the synergies, very simply put, our

            16    business has all the strength necessary in the

            17    sales and marketing area to be able to very

            18    quickly absorb a business of this size without

            19    additional costs; so in very simple words, we

            20    are able to take costs out by eliminating any

            21    duplication in the selling and marketing area

            22    right away as well as, of course, in the

            23    administrative area.

            24               We have some duplications there as

             1    well which we will be able to synergize.  We

             2    will put both programs together and not

             3    necessarily have to have the same duplicate

             4    expense that you'd see by adding the two

             5    businesses together.

             6               If we were different businesses, of

             7    course -- if we were vastly different

             8    businesses, then this would not be possible; but

             9    because it's so strategic and fits so well

            10    within our organization, we are able to take

            11    those costs out immediately.

            12               I think it also is safe to say that

            13    at this point in time we would have to spend a

            14    lot of time on integration plans and reviewing

            15    those with a lot of folks and how exactly we are

            16    doing to it, so it's very difficult at this

            17    point in time to speak in more detail than that.

            18         MR. OSTROM:  Could you give us an idea of

            19    how many additional generators that ORATEC can

            20    place in the U.S. market in comparison to those

            21    that you have using your own face plate?

            22         MR. SPARKS:  Again, I think that ORATEC

            23    outnumbers the number of face plates in the

            24    marketplace probably by a factor of five, maybe

             1    more than that.

             2         MR. OSTROM:  How much?  Five, did you say?

             3         MR. SPARKS:  Five times, yes.

             4         MR. OSTROM:  Okay.  Thank you.

             5         THE MODERATOR:  Ladies and gentlemen, as a

             6    reminder, to register for a question for today's

             7    conference, please press star followed by 1 on

             8    your telephone keypads.

             9               Our next question come from Mr.

            10    Jeremy Green from Salomon Smith Barney.

            11               Please proceed, sir.

            12         MR. GREEN:  Good morning.  I had a couple

            13    of very quick questions.

            14               The first is at the previous Academy

            15    of Orthopedic Surgeons, Ron, you got quite

            16    excited about your own product offering.

            17               Was that just not working at all in

            18    the market, or was this just an opportunity that

            19    was too good to miss?

            20               The second question was on the tax

            21    loss carry-forwards.

            22               Peter, are you able to give us a

            23    present value for that?

            24               And then, finally, you mentioned

             1    about the entry point to spine from this product

             2    line.

             3               Are you looking at ways of leveraging

             4    off Exogen product lines to go into spine and,

             5    if so, have you started doing the clinical

             6    trials in that area?

             7         MR. O'DONNELL:   Okay.  Ron?

             8         MR. SPARKS:  Yeah, I think that, Jeremy, as

             9    far as the -- our current product offering and

            10    the ORATEC product offering, I think what you

            11    have to look at there is we are still very

            12    excited about our radio frequency energy product

            13    line for all the reasons that we said before --

            14    hand control, tip design -- and that has been in

            15    the face plate that allows people to use a

            16    standard generator in order to do that, use

            17    radio frequency, so all that continues.

            18               What you have to understand is when

            19    you buy a company like ORATEC, you're able to

            20    combine that technology along with their

            21    capsulorraphy along with certainly work in the

            22    spine, so that that portfolio all of a sudden

            23    becomes far broader really than any other

            24    competitor in the marketplace.  And that's

             1    really what this is about.

             2               So I would say that I would classify

             3    it as an opportunity that was certainly too good

             4    to miss and that's the reason why we approached

             5    it that way.

             6               I think that the only other thing

             7    that I might add to that, Jeremy, as you well

             8    know, in the radio frequency energy area, our

             9    ability to combine radio frequency with rotary

            10    mechanical cutting is very strong.

            11               And I think you may be at the show

            12    now, so I would invite you to take a look our

            13    ElectroBlade product which does exactly that.

            14               So why is that important as it

            15    relates to ORATEC?  Well, you're going to need a

            16    generator to run that.  You can use a standard

            17    generator, or you can use the ORATEC generator

            18    in the future.

            19               And, again, that's some of the

            20    strength that this particular acquisition brings

            21    to us.

            22               The question about spine and Exogen,

            23    we are definitely using and exploring uses of

            24    the Exogen technology in other areas.  I would

             1    say that spine is not one today that's on the

             2    list, but certainly something that we are

             3    looking at very hard.

             4         MR. GREEN:  Okay.

             5         MR. HOOLEY:  And, Jeremy, you asked about

             6    the MPV, the tax losses.

             7               The tax losses are roughly 5 million

             8    for four years, so you're talking about 18

             9    million.

            10         MR. GREEN:  Thanks a lot.

            11         MR. O'DONNELL:  Just a follow up to that, I

            12    think we are very encouraged by the start we

            13    made in the radio frequency market with our own

            14    developments, but the opportunity to take a --

            15    to gain a significant share right now of the

            16    arthroscopy RF market along with the technology

            17    base of ORATEC was a very compelling argument.

            18               And as Ron said, this is going to

            19    enable us to drive the whole market with the

            20    combination of technologies, not just within RF,

            21    but also the combination with our rotary

            22    mechanical cutting systems, which we are now

            23    starting to put together, which goes along with

            24    the Digital OR program of combining functions to

             1    make the operating room much clean, simpler to

             2    operate in, and safer to operate in, too, a big

             3    thrust going forward into the future, both for

             4    the patients and the surgeons; and then the

             5    enabling capabilities of either single-point

             6    control or voice control of the whole systems.

             7               So there is very much a systems

             8    integrated benefit at the back of all of this,

             9    but it will take time to work that through.

            10         MR. GREEN:  Chris, is it possible to ask a

            11    supplementary to that?

            12         MR. O'DONNELL:  Sure.

            13         MR. GREEN:  Are there any legal issues

            14    outside on ORATEC?

            15               I apologize.  I don't have access to

            16    the web here in the hotel.

            17         MR. O'DONNELL:  We have obviously reviewed

            18    all that in due diligence.  There are a couple

            19    of legal items, and in our view they're

            20    manageable.

            21               We for obvious reasons can't comment

            22    further than that.

            23         MR. GREEN:  They're legal issues where

            24    ORATEC is being pursued by somebody else or

             1    ORATEC is pursuing somebody?

             2         MR. O'DONNELL:  There are both categories,

             3    as you'd expect in a U.S. company, quite

             4    frankly, so we have taken a good look at them in

             5    due diligence and we think they are manageable.

             6         MR. GREEN:  Okay.  Thanks a lot.

             7         THE MODERATOR:  We now have a question from

             8    Mr. Martin Hall from HSBC.

             9               Please proceed, sir.

            10         MR. HALL:  Chris, I've got two follow-up

            11    questions.  One is more of an observation.

            12               Hindsight is obviously a wonderful

            13    thing, but do you now regret selling off

            14    previously your former spinal business or do you

            15    think that that business was very much a

            16    completely different business to what you're

            17    trying to achieve now?

            18               And, secondly, while I appreciate

            19    that you're not going to give -- go into detail

            20    on the restructuring costs of $12 million, the

            21    answers about great strategic fit and the

            22    ability to rapidly absorb a company of this size

            23    are inconsistent with the size of those costs.

            24               Therefore, given the focus on

             1    accounting issues today in the market, I think

             2    this issue will need to be addressed as soon as

             3    you possibly can.

             4         MR. O'DONNELL:   Peter?

             5         MR. HOOLEY:  Martin, I'm happy to address

             6    that.

             7               We are talking about integrating --

             8    the immediate benefit of the acquisition, one of

             9    the immediate benefits, is our ability to

            10    integrate a business into our business both in

            11    terms of manufacturing service functions and

            12    particularly the strength of our distribution.

            13               We are trying to give a sensible

            14    indication to the market that we see that the

            15    first benefit coming through is $11 million.

            16               You have to respect Ron's wish that

            17    we need to speak with the people first; but if

            18    you just compare $11 million benefit with

            19    basically the $12 million integration costs,

            20    that's basically a one-for-one ratio, which is

            21    the sort of ratios that you would expect in this

            22    sort of circumstance.

            23               As you know, there is complete

            24    transparency in the U.K. GAAP as to how

             1    integration costs are recorded, and we have gone

             2    to considerable trouble over the last couple of

             3    years to make it hugely transparent what we are

             4    trying to do, starting with the manufacturing

             5    rationalization program, the integration costs

             6    to do with the divestment, and the integrations

             7    cost to do with acquisitions.

             8               And it's obviously not sort -- it's

             9    not easy for me to do it over the phone, but I'm

            10    quite happy to go through with anybody the

            11    schedule of integration costs as they have been

            12    announced to the market and as they have been

            13    accounted for in the books, because they are

            14    slightly different because the accounting rules

            15    cause you to time these things on a sort of

            16    crystallized basis and the cash.

            17               I'm quite happy to do that if anybody

            18    wants to go to that much detail.

            19         MR. O'DONNELL:  Okay.  There's an offer you

            20    can't refuse, Martin.

            21         MR. HALL:  I'll definitely take you up on

            22    that, Pete.  I better do some homework first,

            23    though.

            24         MR. O'DONNELL:   With regard to the

             1    previous spinal business, first of all, this was

             2    essentially an orthopedic implant business.  It

             3    was not well positioned in the marketplace, and

             4    we made the decision to divest it to allow our

             5    orthopedic business to focus on its joints and

             6    trammer activities.

             7               We have seen the benefit of the high

             8    level of R&D and marketing focus that we have

             9    then put into those businesses within our

            10    orthopedic business, which grew at 18 percent

            11    last year.

            12               What we have said to the market

            13    consistently is we did not think we would

            14    participate in that direct spinal implant market

            15    in the existing product platform.  The share is

            16    too concentrated among the top players.

            17               If there was a chance of buying one

            18    of the top players, we might look at it; but

            19    realistically none of those players are for sale

            20    or likely to be.

            21               So what we have said, however -- and

            22    we have done a very, very systematic review of

            23    the technologies that we believe will be the

            24    important players in tomorrow's spinal market,

             1    and we have said we would look at those.

             2               We have done such an exhaustive look

             3    over a long period of time, and we have

             4    concluded that the most attractive player in the

             5    fast growing minimally invasive sector is, in

             6    fact, ORATEC.

             7               There was also an excellent fit with

             8    our arthroscopy business, and that, therefore,

             9    encouraged us to get into discussions with

            10    ORATEC and conclude this transaction.

            11               So we don't actually regret that.  We

            12    think it was a needed step for our business, and

            13    we expect to build a significant business going

            14    forward on a minimally invasive basis.

            15         MR. HALL:  Okay.  Thanks very much indeed.

            16         THE MODERATOR:  We now have a question from

            17    Mr. Alex Evans of Deutsche Bank.

            18               Please proceed, sir.

            19         MR. EVANS:  Thanks.  Just one more

            20    question.

            21               I was just wondering how

            22    operationally geared ORATEC is, because you're

            23    producing I think $48 million in sales you said

            24    and sort of a minimum amount of profit

             1    currently.  You're forecasting double digit

             2    sales growth.

             3               How much of that is going to fall

             4    through to the bottom line going forward, or is

             5    there still sort of a fair amount of incremental

             6    investments to go into this business?

             7         MR. O'DONNELL:   I guess I'll turn this

             8    over to Peter, but what you are essentially

             9    asking is do we need to put incremental

            10    investment.

            11               We will continue to invest in R&D and

            12    sales development quite clearly to generate

            13    those additional -- the forward growth program.

            14    There is an investment which will continue and

            15    be strengthened in clinical trials.

            16               If that's the drift of your

            17    question --

            18         MR. EVANS:  I'm just wondering basically

            19    over the next couple of years really whether we

            20    are going to see -- excluding the integration

            21    benefits coming through, is there going to be a

            22    pickup in profitability, or is that sort of

            23    something that's going to happen in three or

            24    four years?

             1         MR. HOOLEY:  The quick answer to that is

             2    yes.  These products have a good gross margin.

             3    I'm not prepared to give out what their gross

             4    margin is, but they are a technology-driven

             5    gross margin.

             6               As Ron says, we will be able to

             7    leverage our SG&A base, which is something that

             8    they have struggled with.  I mean, I think it's

             9    fairly obvious that one of the huge benefits of

            10    what we are doing is we are basically giving the

            11    company, ORATEC, access to our 400 salespeople

            12    worldwide in arthroscopy.

            13               That incrementally is basically going

            14    to add to the group's margin and certainly is

            15    going to add to Ron Sparks's margin, so you are

            16    going to see above 20 percent EBIT margin coming

            17    out of the business in, say, 2003.

            18         MR. EVANS:  Okay.

            19         MR. HOOLEY:  And, you know, we will still

            20    be investing in R&D in that margin line, and

            21    Ron's R&D level is about 7 percent.  We

            22    certainly see that and perhaps a bit more on

            23    this particular business line.

            24               So it will be a healthy business

             1    line.  It's got strong growth.  We have been

             2    leveraging our SG&A line and the EBIT margin

             3    will be, you know, nicely more than 20 percent.

             4         MR. EVANS:  Thanks, Peter.

             5         THE MODERATOR:  We now have a follow-up

             6    question from Mr. Jeremy Green of Salomon Smith

             7    Barney.

             8               Please proceed, sir.

             9         MR. O'DONNELL:  We will take this question

            10    and one other, and then I think we will close.

            11         MR. GREEN:  Peter, could you just tie

            12    today's comments in about dilution and

            13    enhancement into your previous earnings

            14    guidance?

            15               Are you aiming to offset the dilution

            16    of this from other efficiency gains in the rest

            17    of the business or will you come in slightly

            18    below your sort of 15 percent target for this

            19    year?

            20               And going forward do you intend to

            21    beat the 15 percent target, or are you just sort

            22    of trying to make that a more sustainable model

            23    with this enhancement?

            24         MR. HOOLEY:  Okay.  Well, basically we have

             1    already said mid-teams.  We are looking at 2002.

             2    We are giving a strong indication there that the

             3    EBIT is going to basically dilute by about 1

             4    percent, the EBIT line.

             5               In 2003, it will basically sort of

             6    break even or just become accretive, and I

             7    certainly see 2004/5 that it will become

             8    accretive.  It could well become accretive to

             9    the extent that it benefits group growth by

            10    about 1 percent, but that's sort of taken in

            11    isolation.

            12               I think you can sort of interpret

            13    that to say that it basically builds or is a

            14    further foundation in the momentum motor of

            15    Smith & Nephew being able to drive the EPS

            16    mid-teams.

            17               We have always talked about a

            18    three-year window and another three-year window,

            19    and I think you can see when it is doing this

            20    that there is a motor beyond, let's call it,

            21    this three-year window.

            22         MR. GREEN:  Thank you very much.

            23         THE MODERATOR:  Gentlemen, there are no

            24    further question at this time.  I'd now like to

             1    turn the conference back to you.

             2               Please continue with your

             3    presentation or closing remarks.

             4         MR. O'DONNELL:  Okay.  Well, thank you all

             5    for your time and particularly those arriving in

             6    the early -- very early morning to attend.

             7               And thank you, Ron, for leaping out

             8    of bed so soon after closing the deal, and now

             9    you can go back to bed for a short while.

            10         MR. SPARKS: I'm looking forward to that,

            11    Chris. Thank you.

            12         MR. O'DONNELL:   Very well done to Ron.

            13    Thank you all for your time and patience.

            14         THE MODERATOR:  Ladies and gentlemen, that

            15    concludes the conference call for today.  Thank

            16    you for your participation, and we ask that you

            17    please disconnect your lines.

            18               (Conference call concluded.)

            19

            20

            21

            22

             1    STATE OF ILLINOIS )

             2                      ) SS:

             3    COUNTY OF DU PAGE )

             4               I, SHARYN A. EVERMAN, a Certified

             5    Shorthand Reporter of the State of Illinois, do

             6    hereby certify that I transcribed the

             7    proceedings had at the videoconference

             8    aforesaid, and that the foregoing is a true,

             9    complete and correct transcript of the

            10    proceedings of said videoconference transcribed

            11    under my personal direction.

            12               IN WITNESS WHEREOF, I do hereunto set

            13    my hand at Chicago, Illinois, this 15th day of

            14    February, 2002.

            15

            16

            17                   Certified Shorthand Reporter

            18

            19    C.S.R. Certificate No. 84-2315.

            20

            21

            22

            23

            24